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                                                                         Page 14


                                                                       EXHIBIT 2

                   SECURITY PACIFIC EQUIPMENT LEASING, INC.
                  DIRECTOR AND EXECUTIVE OFFICERS INFORMATION

     The following table sets forth the names, addresses and principal occupations of the executive officers and directors of Security Pacific Equipment Leasing, Inc. Each such person is a citizen of the United States and director of Security Pacific Equipment Leasing, Inc.


      NAME AND
   BUSINESS ADDRESS             PRINCIPAL OCCUPATION
   ----------------             --------------------
Richard V. Harris               Chairman of the
555 California Street           Board and President
4th Floor                       BA Leasing & Capital
San Francisco, CA  94104          Corporation

Raymond W. McKee                Senior Vice President
799 Market Street               and General Tax
8th Floor                       Counsel
San Francisco, CA  94103        Finance Group --
                                  Corporate Finance
                                Bank of America NT&SA

Michael J. Murray               Vice Chairman
555 California Street           Bank of America NT&SA
4th Floor
San Francisco, CA  94104

K. Thomas Rose                  Chief Operating Officer &
555 California Street             Executive Vice President
4th Floor                       BA Leasing & Capital
San Francisco, CA  94104          Corporation

John H.K. Shannahan             Executive Vice President
555 California Street           USCG Division Credit
41st Floor                        Administration
San Francisco, CA  94104        Bank of America NT&SA